Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 13, 2019, by and among Entercom Media Corp., a Delaware corporation (the “Issuer”), the guarantors party hereto (the “Subsidiary Guarantors”) and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture, dated as of April 30, 2019 (the “Indenture”), relating to the issuance of the Issuer’s 6.500% Senior Secured Second-Lien Notes due 2027;

WHEREAS, pursuant to and on the date of the Indenture, the Issuer initially issued $325,000,000 aggregate principal amount of its 6.500% Senior Secured Second-Lien Notes due 2027 (the “Initial Notes”);

WHEREAS, Section 2.01(d) of the Indenture provides that Additional Notes ranking pari passu with the Initial Notes may be issued from time to time by the Issuer (subject to compliance by the Issuer with Sections 4.10 and 4.13 of the Indenture) without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and, except as set forth therein, shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Issuer and the Subsidiary Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing an additional $100,000,000 aggregate principal amount of the Issuer’s 6.500% Senior Secured Second-Lien Notes due 2027 (the “Additional 2027 Notes” and, together with the Initial Notes, the “Notes”), having the same terms as the Initial Notes, except as set forth herein; and

WHEREAS, Section 9.01(13) of the Indenture provides that, among other things, the Issuer, the Subsidiary Guarantors and the Trustee may supplement the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the terms of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)    Additional Notes. As of the date hereof, the Issuer will issue, and the Trustee is directed to authenticate and deliver, the Additional 2027 Notes, which constitute Additional Notes under the Indenture, having the same terms as the Initial Notes (other than as set forth in this paragraph), at an issue price of 105.000%, plus accrued and unpaid interest from November 1, 2019. The interest on the Additional 2027 Notes shall accrue from November 1, 2019. The Initial Notes and the Additional 2027 Notes shall be treated as a single class for all purposes under the Indenture. The Additional 2027 Notes shall be substantially in the form of Exhibit A to the Indenture. Each of the Subsidiary Guarantors hereby reaffirms its Guarantee, in each case, as set forth in Article 10 of the Indenture, with respect to the Additional 2027 Notes.

(3)    Necessary Actions. Each of the Issuer and the Subsidiary Guarantors hereby represents and warrants that all actions necessary to give effect to this Supplemental Indenture have been taken.

(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE, THE ADDITIONAL NOTES AND THE GUARANTEES OF THE ADDITIONAL NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

(6)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

(8)    Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Additional 2027 Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ENTERCOM MEDIA CORP.

By:	/s/ Andrew P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Executive Vice President

ON BEHALF OF EACH OF THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE I HERETO

By:	/s/ Andrew P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Executive Vice President

[Signature Page to the Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee and Notes Collateral Agent

By:	/s/ Kathryn Fischer
Name:	Kathryn Fischer
Title:	Vice President

By:	/s/ Luke Russell
Name:	Luke Russell
Title:	Assistant Vice President

[Signature Page to the Supplemental Indenture]

SCHEDULE I

Subsidiary Guarantor

Entercom Miami, LLC

Entercom, Inc. (f/k/a CBS Radio Media Corporation)

Entercom Operations, Inc. (f/k/a CBS Radio Stations Inc.)

Entercom Illinois, LLC (f/k/a CBS Radio of Illinois, LLC)

Entercom Maryland, LLC (f/k/a CBS Radio of Maryland, LLC)

Entercom Massachusetts, LLC (f/k/a Infinity Broadcasting Corporation)

Entercom Michigan, LLC (f/k/a CBS Radio of Michigan, LLC)

Entercom Washington DC, LLC (f/k/a CBS Radio of Washington DC, LLC)

Entercom Radio Tower, LLC (f/k/a CBS Radio Tower, LLC)

Entercom Sports Radio, LLC (f/k/a CBS Sports Radio, LLC)

Eventful, LLC

Entercom Georgia, LLC

Entercom California, LLC

Entercom Colorado, LLC

Entercom Florida, LLC (f/k/a Entercom Gainesville, LLC)

Entercom South Carolina, LLC

Entercom Indiana, LLC

Entercom Kansas, LLC (f/k/a Entercom Kansas City, LLC)

Entercom Missouri, LLC

Entercom Louisiana, LLC

Entercom New York, LLC (f/k/a Entercom Buffalo, LLC)

Entercom North Carolina, LLC

Entercom Pennsylvania, LLC (f/k/a Entercom Wilkes-Barre Scranton, LLC)

Entercom Oregon, LLC

Entercom Rhode Island, LLC

Entercom Washington, LLC

Entercom Tennessee, LLC

Entercom Texas, LLC (f/k/a Entercom Austin, LLC)

Entercom Virginia, LLC

Entercom Wisconsin, LLC (f/k/a Entercom Madison, LLC)

Entercom License, LLC

Entercom Properties, LLC

Entercom Arizona, LLC

Entercom Connecticut, LLC

Entercom Minnesota, LLC

Entercom Nevada, LLC

Entercom Ohio, LLC

Infinity Broadcasting LLC